EXHIBIT 10.15

                             EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of April, 1998, by and between DOCUCON, INCORPORATED, a corporation organized and existing under the laws of the State of Delaware ("Company"), and DOUGLAS P. GILL, an individual residing at 667 Church Rd., Wayne, Pennsylvania 19087 ("Employee").

      FOR AND IN CONSIDERATION of the mutual covenants herein contained and the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. INTRODUCTION. It is the intent and purpose of Company and Employee to specify in this Agreement the terms and conditions of Employee's employment with Company.


2. EMPLOYMENT. Company hereby employs Employee and Employee hereby accepts employment with Company on the terms and conditions herein set forth. In consideration of Employee's employment by Company, Employee agrees to the terms, conditions and covenants of this Agreement.


3. TERM OF EMPLOYMENT. This Agreement shall be effective as of the date first set above (the "Effective Date") through the seventh (7th) anniversary of such date (the "Ending Date").


4. DUTIES AND RESPONSIBILITIES. Employee is hereby employed as, and shall serve in the capacity of, President/Chief Executive Officer of Company. In such capacity, Employee shall also serve as a member of the Board of Directors of the Company. Employee shall have the duties and responsibilities normally performed by a chief executive officer in such position, shall perform services commensurate with such position for Company as may be reasonably determined from time to time by the Board of Directors of Company, and shall at all times be the highest ranking officer of Company. During the term of this Agreement, Employee's primary business interest shall be the Company. Employee shall devote substantially all of his working time, attention, skills and energies as may be necessary to discharge his duties and responsibilities hereunder. Employee shall, in the performance of services hereunder, use his best efforts to serve and advance the interests of Company well and faithfully.

5. COMPENSATION AND BENEFITS. The compensation and other benefits payable to or accruing to Employee under this Agreement shall constitute the full consideration to be paid to Employee for all services to be rendered by Employee to Company and all other agreements of Employee hereunder.

      5.01 BASE SALARY. As compensation for all services of whatsoever type rendered by Employee in the performance of his duties under this Agreement and for all other agreements and undertakings of Employee hereunder, Company shall pay to Employee a minimum annual base salary of Two Hundred Thousand Dollars ($200,000.00). Such salary shall be payable in equal regular installments in accordance with Company's customary payroll payment policy. Employee's base salary shall never be decreased below its then current level. Employee shall be entitled to an annual increase in his base salary, as determined by the Compensation Committee of the Board of Directors of the Company not later than 30 days prior to the end of the Company's fiscal year. The increase shall be based on performance in accordance with the Company's normal compensation policies and practices. In no event, however, shall the increase be less than the then applicable annual percentage increase of the Consumer Price Index, as published by the United States Department of Labor. It is specifically understood and agreed that a portion of Employee's annual base salary hereunder is attributable to Employee's agreement, pursuant to Section 10 hereof, to maintain the confidentiality of "Confidential Information" (as herein defined), both during and after the term of this Agreement, and that Employee's salary would be reduced significantly if Employee did not agree to be bound by the terms of Section 10. It is further understood and agreed that a portion of Employee's annual base salary is attributable to Employee's agreement, pursuant to Section 11 hereof, not to compete with Company either during or for a specified period of time after the expiration or termination of this Agreement and that Employee's annual salary would be reduced significantly if Employee did not agree to be bound by the terms of Section 11 hereof.

      5.02 BONUS. In addition to the base salary set forth above, Employee shall be eligible for an annual bonus of up to fifty percent (50%) of Employee' s base salary, which may be awarded by the Compensation Committee of the Board of Directors, in its reasonable discretion. Any such award shall be determined and paid not later than one hundred twenty (120) days after the end of the Company's fiscal year. Notwithstanding any foregoing provision to the contrary, Company shall pay to Employee at the ----- end of the Company's fiscal year for 1998, a minimum bonus payment equal to twenty-five percent (25%) of Employee's initial base salary (or such higher percentage as may be decided by the Compensation Committee).

      5.03 BENEFITS. Employee shall be entitled to a paid vacation each year of not less than four (4) weeks, the times for which shall be mutually agreed upon by Employee and Company. As an executive officer of Company, Employee shall be entitled to participate in all the Company benefit programs designed for Company employees with similar salaries, duties and/or responsibilities.

      5.04 EXPENSES. Company shall pay or reimburse Employee for all reasonable and necessary expenses actually incurred or paid by Employee during the term of this Agreement in the performance of Employee's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting documents as Company may reasonably require. In addition, Company shall pay Employee the amount of $750.00 per month as allowance for an automobile in addition to other expenses paid or reimbursed hereunder.

      5.05 STOCK OPTIONS. Upon the Effective Date, Company shall award to Employee stock options to purchase up to 200,000 shares of the common stock of the Company. Such award shall be made under Company's existing stock option plans. Additionally, Company shall award to Employee certain stock options under a "Time Accelerated Restricted Stock Award Plan" ("TARSAP") to be designated as the Company's "1998 Employee Non-Statutory Stock Option Plan". The terms and conditions of the foregoing stock options and awards shall be governed exclusively by the applicable plan and related stock option agreements.

      5.06 COMPANY RELOCATION. Within one (1) year of the Effective Date, the Company shall move its Company headquarters to an office established and opened in the Philadelphia, Pennsylvania metropolitan area (the "Philadelphia office"). The Company shall locate and transfer such functions to the Philadelphia office as Employee deems necessary and appropriate, on such timetables as he shall reasonably decide. Once the Philadelphia office is opened, Employee will work primarily from that office. Prior to the opening of the Philadelphia office, Employee will work from the Philadelphia metropolitan area approximately two-thirds (2/3) of the time.

6. INSURANCE. Company may, in its sole and absolute discretion, at any time after the Effective Date, apply for and procure, as owner and for its own benefit, insurance on the life of Employee, in such amounts and in such forms as Company may choose. Employee shall have no interest whatsoever in any insurance policy or policies obtained by Company, but Employee shall, at Company's request, submit to such medical examinations, supply such information and execute and deliver such documents as may be required or reasonably requested by Company or the insurance company or companies to which Company has applied for such insurance.

7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Employee represents, warrants and agrees that: (i) Employee is not currently bound by any employment agreement or other contractual obligation of any kind which would in any way materially interfere with or be inconsistent with the services to be provided by Employee to Company hereunder; (ii) Employee will not, during the term of this, Agreement, (a) become engaged as an employee, consultant, independent contractor, representative or in any other capacity which would in any way materially interfere with or be inconsistent with the services to be provided by Employee to Company hereunder, or (b) otherwise perform services of any kind for any person or entity or assume any such obligations or restrictions, in whatever capacity, which would in any way materially interfere with or be inconsistent with the services to be provided by Employee to Company hereunder; and (iii) to the best of Employee's knowledge, the services and work product provided by Employee hereunder, and the use or distribution thereof by Company, will not violate any patent, copyright, license or other similar property or proprietary right of any third person or entity.

8. REGULATIONS AND POLICIES. Employee and Company shall each, during the term of this Agreement, abide by Company regulations and policies.

9. CONFIDENTIAL INFORMATION. The term "Confidential Information", as used herein, shall mean and include any and all documents, knowledge, data or information (in whatever medium) known, communicated, provided or made available to Employee, whether before or after the execution of this Agreement, (i) which Employee knows or reasonably should know constitute trade secrets of Company,
(ii) which belong to third parties to whom Company has an obligation of confidentiality, (iii) or which embody, comprise, relate to, are incorporated in or constitute "Intellectual Property" (as herein defined) in any stage of development; PROVIDED HOWEVER, that Confidential Information shall not include
(a) any information or materials which are or become generally available to the public other than as a result of any breach of the provisions of this Agreement or any other agreement between Employee and Company (or their respective successors, assigns or affiliates); (b) information or materials that can be lawfully obtained, compiled or recreated by a third party through reasonable effort and expense; or (c) information or materials known to or in the possession of Employee prior to his employment hereunder. The term "Intellectual Property", as used herein, shall include any and all information or materials, in any medium, of a technical or a business nature relating to the actual or reasonably anticipated business of Company, such as ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer software, financial figures, marketing plans, customer lists and data, business plans or methods and any plans, customer lists and data, business plans or methods and any other material relating to the actual or reasonably anticipated business of the Company. In connection with computer software, the term "Intellectual Property" shall include, without limitation, the data bases, data processing and communications networking systems, practices and procedures and other internal systems, logic and controls, and the object code, source code, source listings, programming systems, programming or systems documentation and specifications, and user, operations or systems manuals or documentation related thereto or incorporated therein, firmware, models, sketches, writings, flow charts, diagrams, graphs or data related thereto, together with all modifications, enhancements, improvements, accessions, amendments, supplements or other additions to any of the foregoing.

10. CONFIDENTIALITY. Employee acknowledges and agrees that in his employment by Company he occupies a position of trust and confidence and that during the term of his employment under this Agreement he will have access to and will become familiar with Company's Confidential Information. Employee further acknowledges and agrees that the Confidential Information, including any and all copies thereof, constitutes trade secrets of Company and is confidential and proprietary information of Company. Employee further acknowledges and agrees that he has no right, title, interest or claim in or to any of the Confidential Information or any copies thereof. Employee agrees to maintain the confidentiality of the Confidential Information and agrees that he will not take, or permit to be taken, any action with respect to the Confidential Information (or any portion thereof) which is consistent with the confidential and proprietary nature of such information. Without limiting the generality of the foregoing, Employee agrees that he will not, directly or indirectly, without the prior specific written consent of Company, except as specifically required in the course of his employment:

            (i) communicate, divulge, transmit or otherwise disclose any Confidential Information to any person, firm, partnership, corporation or other entity, or (ii) use any Confidential Information in any manner except a specifically required in connection with the performance of services hereunder, or (iii) copy, reproduce or otherwise duplicate any Confidential Information in any fashion, in whole or in part.

Employee agrees to take any and all step reasonably necessary to protect the confidentiality of the Confidential Information. Employee shall, upon termination of this Agreement, immediately return to Company all Confidential information in Employee's control or possession, including, without limitation, any and all copies thereof. This Section shall survive the expiration or termination of this Agreement.

11. RESTRICTIVE COVENANT AND NONCOMPETITION.

      11.01 NONCOMPETE. During the term of this Agreement, Employee shall not, directly or indirectly, own, manage, operate, join, control or participate in, or be connected with, directly or indirectly, as an officer, director, stockholder, employee, advisor, consultant, partner, owner, agent, representative or in any other capacity, any "Competitive Business"; PROVIDED, HOWEVER, that the foregoing shall not prohibit Employee from becoming a shareholder owning less than five percent (5%) of the shares of a corporation whose shares are publicly traded. As used herein, the term "Competitive Business" shall mean and include any person, firm, corporation or other entity which offers services relating to the conversion or transferring of information from paper or microform to computer accessible media or which engages in document conversion, storage and/or retrieval services ("Document Conversion") or which otherwise competes in any fashion with any products or services offered by Company or which it is reasonably anticipated will be offered by company in the foreseeable future.

      11.02 UPON TERMINATION. As an independent covenant, Employee agrees that, for a period of eighteen (18) months commencing upon the termination or expiration of this Agreement for any reason, he will not, unless granted express written permission by the Board of Directors of Company, directly or indirectly, own, manage, operate, join, control or participate in, or be connected with, directly or indirectly, as an officer, director, stockholder, employee, advisor, consultant, partner, owner, agent, representative or in any other capacity, any Competitive Business; PROVIDED, HOWEVER, that the foregoing shall not prohibit Employee from becoming a shareholder owning less than five percent (5%) of the shares of a corporation whose shares are publicly traded. As used in this sub-paragraph, Competitive Business shall not include any person, firm, corporation or other entity that derives less than 30% of its revenues from Document Conversion, provided Employee is not himself providing services to, for, or in connection with the Document Conversion portion of such business.

      11.03 NO USURPATION. As an independent covenant, Employee agrees, during the term this Agreement and upon termination or expiration of this Agreement for any reason, for a period of eighteen (18) months thereafter, unless granted express written permission by the Board of Directors of Company, not to divert, take, solicit and/or accept on his own behalf or on behalf of any other person, firm, company or other entity, any business of any customer or client of Company whose identity became known to Employee through his employment by or involvement with Company which constitutes business relating to the actual or reasonably anticipated business of Company.

      11.04 COMPANY EMPLOYEES. As an independent covenant, employee agrees, during the term of this Agreement and, upon termination or expiration of this Agreement for any reason, for a period of eighteen (18) months thereafter, not to induce or attempt to influence any employee of Company to terminate his or her employment with Company.

      11.05 REASONABLENESS. Employee acknowledges and agrees that the covenants and agreements set forth in this Section are made to protect the legitimate business interests of Company, including Company's interest in Confidential Information and not to restrict his mobility or to prevent him from utilizing his skills.

      11.06 SURVIVAL. This Section 11 shall survive the expiration or termination of this Agreement.


12. OWNERSHIP OF DEVELOPMENTS AND WORK PRODUCTS.

      12.01 DEVELOPMENT. Employee agrees that any and all Intellectual Property developed, prepared, conceived, made, discovered or suggested by Employee, solely or jointly with others, during the term of this Agreement, whether on or off the premises of Company (collectively "Developments"), including all such Developments as are originated or conceived during the term of this Agreement but which are completed or reduced to practice thereafter, shall be deemed to be "works made for hire" within the meaning of Title 17, U.S.C. ss. 101, and shall be and remain the sole and exclusive property of Company. To the extent that any such Developments may not, by operation of law, be "works made for hire", Employee hereby assigns, transfers and conveys to Company the ownership of all right, title and interest in and to such Developments, including, without limitation, all copyrights, patents and other proprietary and property rights applicable thereto, and Company shall have the right to obtain and hold in its own name such copyrights, patents or other proprietary protection which may be available or become available in such Developments. Employee agrees that Company shall have the right to keep such Developments as trade secrets, if Company chooses.

      12.02 COOPERATION. Employee agrees, at any time during the term of this Agreement and thereafter, to execute such documents and provide such additional cooperation as Company may reasonably request or require in order to perfect, evidence, protect or secure Company's right, title and interest in and to any and all such Developments. Without limiting the generality of the foregoing, either during or subsequent to Employee's employment, upon the request and at the expense of Company, and for no remuneration in addition to that due Employee hereunder pursuant to his employment by Company, Employee agrees to execute, acknowledge and deliver to Company or its attorneys any and all instruments which in the reasonable judgment of Company or its attorneys may be necessary or desirable to secure or maintain for the benefit of Company adequate patent, copyright and/or other property or proprietary rights protection in the United States and/or foreign countries with respect to any Developments, including, but not limited to: (1) domestic and foreign patents, trademarks, service marks and copyright applications, (ii) any other applications for securing, protecting or registering any property or proprietary right, and (iii) powers of attorney, assignments, oaths, affirmations, supplemental oaths and sworn statements.

      12.03 DISCLOSE TO COMPANY. As reasonably requested in writing by Employer, Employee shall, during the term of this Agreement and for a period of eighteen
(18) months thereafter, disclose with reasonable promptness in writing to Company all Developments, whether copyrightable, patentable or not, that Employee can reasonably recall making, discovering, writing, conceiving, first reducing to writing, or developing, either alone or in conjunction with any other person or entity, while employed by Employer.

      12.04 SURVIVAL. This Section 12 shall survive the expiration or termination of this Agreement.

13. PERFORMANCE BY EMPLOYEE. Employee acknowledges and agrees that the value of the Confidential Information and the success and long-term viability of Company depend largely upon Employee's performance of his obligations under Section 10, 11 and 12 of this Agreement.

14. INJUNCTIVE RELIEF. Employee acknowledges and agrees that in the event of any unauthorized use or disclosure of Confidential Information in violation of the terms and conditions of Section 10 of this Agreement by Employee, or any breach of any of the terms and conditions of Sections 11 or 12 of this Agreement by Employee, Company may suffer irreparable injury not compensable by money damages and therefore may not have an adequate remedy available at law. Accordingly, if Company institutes an action or proceeding to enforce the provisions of Sections 10, 11 or 12 of this Agreement, Company shall, to the extent it is suffering or is in imminent danger of suffering irreparable harm, be entitled to obtain such injunctive relief or other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to such other rights as Company may have at law or in equity.

15. TERMINATION.

      15.01 VOLUNTARY AND INVOLUNTARY TERMINATION. Employee's employment hereunder is terminable, with or without cause or good reason, by Company or Employee upon thirty (30) days' prior written notice by either party. If Company terminates Employee's employment for "cause" (as defined below), or Employee voluntarily terminates his employment without "good reason" (as defined below), Employee shall continue to be paid his compensation hereunder through the effective date of the termination of his employment. If Employer terminates Employee's employment without "cause" (as defined below), or Employee voluntarily terminates his employment for "good reason" (as defined below), Employee's compensation hereunder shall continue to be paid for a period of eighteen (18) months from the effective date of termination of employment. Until the effective date of termination, Employee, if requested to do so by Company, shall continue to render services to Company.

      15.01.1 DEFINITION OF "CAUSE". For purposes of this Agreement, "cause" shall mean:

            (a) Any willful or intentional act of Employee which has or will have the effect of materially injuring the reputation or business relationships of Company or its affiliates; (b) Employee's conviction of or entering a plea of nolo contendere to a charge of felony or a misdemeanor involving dishonesty or fraud; (c) Employee's material breach of any of the terms, covenants or conditions contained in this Agreement; or (d) Employee's willful and repeated or continuous failure, neglect or refusal to perform his duties under this Agreement;

provided, however, for any ground that is reasonably susceptible of being either cured or satisfactorily explained by Employee, "cause" shall not exist unless Company first provides Employee with written notice specifying why it believes it has grounds to terminate Employee's employment for cause, and, within 20 days after receipt of such notice, Employee fails to cure or provide a reasonable explanation for such grounds. If the ground specified in Company's notice is capable of being cured by Employee, but not within 20 days, then cause shall not exist provided Employee initiates efforts to cure within the 20-day period, and diligently pursues such cure efforts thereafter until the cure is accomplished.

      15.01.2 DEFINITION OF "GOOD REASON". For purposes of this Agreement, "good reason" shall mean:

            (a) The assignment to Employee of a job position or title that is junior or inferior to that of President and Chief Executive Officer;

            (b) The assignment to Employee of duties that are materially different from the duties of President and Chief Executive Officer:

            (c) Any reduction in Employee's salary or bonus opportunity;

            (d) Any breach by Company of any Stock Option Agreement to which Employee is a party;

            (e) the Company's material breach of its obligations under this Agreement or under any other plan or agreement relating to Employee's employment or compensation;

            (f) Any request or directive by the Company or its Board of Directors calling for Employee to commit, implement or participate in actions that are dishonest, unlawful or a material violation of Company policy;

            (g) Any "change in control" (as defined below);

            (h) Any failure by Company to obtain the assumption of this Agreement by an assignee or successor, as required in Section 18.02 below; or

            (i) If the Company is at any time precluded from contracting with the United States Government by acts or omissions arising prior to the Effective Date, provided Employee resigns within one hundred eighty (180) days of such preclusion; provided, however, for any ground that is reasonably susceptible of being cured by Company, "good reason" shall not exist unless Employee first provides written notice to Company specifying why he believes he has grounds to terminate his employment for good reason, and, within 20 days of receipt of such notice, Company does not cure such grounds. If the ground specified in Employee's notice is capable of being cured by Company, but not within 20 days, then good reason shall not exist provided the Company initiates efforts to cure within the 20-day period, and diligently pursues such cure efforts thereafter until the cure is accomplished.

      For purposes of this Agreement, "change in control" shall mean a transaction or series of transactions (including any cash tender or securities exchange offer, merger, sale of assets, or other business combinations or contested election of directors, of any combination thereof) as the result of which (a) any person (other than the Corporation, a subsidiary of the Corporation an employee benefit plan of the Corporation or of a subsidiary of the Corporation) together with all affiliates and associates of such person (within the meaning of Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), shall become the Beneficial Owner of 40% or more of the aggregate combined Voting Power of all Voting Securities of the Corporation then outstanding, or (b) during any period of two consecutive calendar years there is a change of 50% or more in the composition of the Board of Directors of the Corporation in office at the beginning of such two-year period except for changes approved by at least two-thirds of the directors than in office who were directors at the beginning of the period. For purposes of this Agreement, a Change of Control shall be deemed to have occurred on the date upon which either of the foregoing results is consummated or becomes effective. For purposes of this Agreement, "Voting Power" means with respect to any Voting Security the maximum number of votes that such security is or would be entitled to cast generally for the election of directors, and in the case of a convertible, exercisable, or exchangeable Voting Security, considering such security both on an unconverted, unexercised, or unexchanged basis, as the case may be. "Voting securities' means to the common stock and any other securities of the Corporation entitled to vote generally for the election of directors, any security convertible into or exchangeable for or exercisable for the purchase of common stock of the Corporation (other than employee stock options or other employee stock purchase rights), and other securities of the Corporation entitled to vote generally for the election of directors.

      15.02 DEATH AND DISABILITY. In the event of the termination of this Agreement by reason of Employee's death or his mental or physical disability, Employee's compensation shall continue to be paid for a period of eighteen (18) months from the effective date of such termination.

      15.03 NO DUTY TO MITIGATE. Employee shall not be required to mitigate the amount of any post employment payment or benefit paid or provided to Employee under this Agreement by seeking other employment or otherwise, nor shall the amount of any such payment or benefit paid or provided to Employee under this Agreement be reduced or offset by any compensation earned by Employee as the result of employment by another employer or from any other source.

16. EFFECT OF TERMINATION. Upon the termination or expiration of this Agreement:
(i) Employee shall immediately return to Company any and all Confidential Information in his possession or control (including, without limitation, all copies thereof and all materials incorporating such Confidential Information),
(ii) Employee shall have no further obligation to perform services for Company hereunder; PROVIDED, HOWEVER, that Employee shall continue to be bound by the terms of Sections 10, 11 and 12 hereof, and (iii) except to the extent specifically provided in Section 15 above, Company shall have no further obligation to compensate or provide benefits to Employee hereunder.

17. BUSINESS KNOWLEDGE AND EXPERIENCE. Notwithstanding anything to the contrary contained in this Agreement, it is specifically understood and agreed that Employee has, prior to entering into this Agreement, developed significant business expertise, ideas and experience (collectively "Business Experience") and that such Business Experience, to the extent it applies to business operations generally and not to the specific operations, technologies or trade secrets of Company, shall not be deemed to constitute either Confidential Information, Intellectual Property or Developments hereunder, and nothing contained in Section 10 of this Agreement shall be deemed to prevent Employee from using such general Business Experience in such a manner as does not violate any of the other terms and conditions of this Agreement.

18.   GENERAL.

      18.01 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations, warranties and covenants contained herein shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby.

      18.02 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and legal representatives, but shall not be assignable by Employee. Any purported assignment in violation of the foregoing shall be invalid and of no force and effect. No assignment of this Agreement shall relieve the assigning party of any obligation or liability hereunder. In the event Company wishes to assign this Agreement, it must require the assignee expressly to assume this Agreement and agree to perform under it in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Such assumption, however, shall not constitute a release or novation with respect to the Company's obligation's hereunder.

      18.03 NOTICES. Any notice, demand, payment, request, response or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be deemed to have been duly given if signed by the party giving it. Notice shall be deemed effective upon delivery by hand, or on the third business day after it is deposited in the United States mail, postage prepaid (registered or certified mail) or on the business day after it is sent by Federal Express of similar overnight service to the address of the parties listed below:

            If to Company:          Chairman of the Board
                                    Docucon, Inc.
                                    9100 IH-10 West, Suite 100
                                    San Antonio, Texas 78230

            With a copy to:               Timothy N. Tuggey, Esq.
                                    Rosenberg, Tuggey, Agather,
                                      Rosenthal & Rodriguez
                                    140 East Houston St.
                                    Suite 220
                                    San Antonio, Texas 78205-2228

            If to Employee:               Douglas P. Gill
                                    667 Church Road
                                    Wayne, Pennsylvania 19087

            With a copy to:               Peter J. Weidman, Esq.
                                    Kaufman, Coren, Ress & Weidman, P.C.
                                    1525 Locust St., 17th Fl.
                                    Philadelphia, PA 19102

or to such other address as the party to receive such communication has last designated by notice delivered to the other party in accordance with the foregoing provisions.

      18.04 WAIVER. Failure or delay in insisting upon strict compliance with any provision hereof shall not be deemed a waiver of such provision or any other provision hereof with respect to prior, contemporaneous or subsequent occurrences. No waiver by either party of any right hereunder or of any default shall be binding upon such party unless such waiver is in writing and signed by Employee (in the case of Employee) or a duly authorized officer or partner of Company in the case of Company.

      18.05 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state in which the corporate headquarters is located as of the date when the cause of action arose or the events in question occurred.

      18.06 ENTIRE AGREEMENT. Any and all previous employment agreements, whether written or oral, existing between Company and Employee shall be deemed to be revoked and canceled for all purposes on the Effective Date. This Agreement, as may be amended from time to time, shall represent the sole and entire agreement between Employee and Company respecting the employment relationship between Company and Employee. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties hereto relating to the employment relationship between Company and Employee which are not fully expressed in this Agreement.

      18.07 SEVERABILITY. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision. In addition, in the event that any provision of this Agreement (or portion thereof) is determined by a court to be unenforceable as drafted by virtue of the scope, duration, extent or character of any obligation contained therein, the parties acknowledge that it is heir intention that such provision (or portion thereof) shall be construed in a manner designed to effectuate the purposes of such provision to the maximum extent enforceable under applicable law.

      18.08 REMEDIES CUMULATIVE. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party under this or any other agreement between the parties or at law, in equity or otherwise.

      18.09 LANGUAGE. The language used in this Agreement shall be deemed to be language chosen by the parties hereto to express their mutual intent, and no rule of strict construction against any party shall apply to any term or condition of this Agreement.

      18.10 AMENDMENT. This Agreement may not be modified or amended except by written agreement executed by all of the parties to this Agreement at the time of such amendment.

      18.11 HEADINGS. The descriptive headings of the sections, paragraphs and subparagraphs hereof are inserted for convenience only and do not constitute a part of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                    DOCUCON, INCORPORATED ("Company")



/s/ DOUGLAS P. GILL                 By: /s/ EDWARD P. GISTARO
Douglas P. Gill ("Employee")
                                    Its: Chairman of the Board